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REDMAN INDUSTRIES, INC.
EXHIBIT (11)-STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
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                                THREE MONTHS ENDED         SIX MONTHS ENDED
                               JUNE 28,    JUNE 30,      JUNE 28,    JUNE 30,
                                 1996        1995          1996        1995
                             ----------------------     ---------------------
PRIMARY:

AVERAGE SHARES OUTSTANDING     13,321,420  14,143,278    13,349,086  14,170,056



NET EFFECT OF DILUTIVE
  STOCK OPTIONS BASED
  ON THE TREASURY STOCK
  METHOD USING AVERAGE
  MARKET PRICE                    266,667     201,902       236,529     177,832
                             ------------------------   -----------------------
TOTALS                         13,588,086  14,345,180    13,585,616  14,347,888
                             ========================   =======================
NET INCOME                   $  7,189,000 $ 5,946,000   $14,536,000 $12,004,000
                             ========================   =======================
PER SHARE AMOUNT             $       0.53 $      0.41   $      1.07 $      0.83
                             ========================   =======================
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FULLY DILUTED:

COMMON STOCK EQUIVALENTS ARE LESS THAN 3% DILUTIVE.